UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 8, 2015

LION BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA

(State of Incorporation)

000-53127	75-3254381
(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank Blvd., Third Floor, Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 992-3126

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 8, 2015, Molly Henderson was appointed as the new Chief Financial Officer of Lion Biotechnologies, Inc. (the “Company”). Michael Handelman, the Company’s prior Chief Financial Officer resigned as of June 8, 2015, although he will continue to be employed by the Company through June 30, 2015.

In connection with her appointment as Chief Financial Officer, the Company agreed to pay Ms. Henderson an annual salary of $275,000. In addition, the Company granted Ms. Henderson stock options to purchase an aggregate of 200,000 shares of the Company’s common stock. The stock options have an exercise price of $10.69, which price is the closing trading price of the common stock on June 8, 2015. Provided that Ms. Henderson is still employed with the Company on the following dates, the foregoing stock options will vest in installments as follows: (i) Options for the purchase of 66,672 shares shall vest June 8, 2016; and (ii) the remaining stock options shall thereafter vest as to 16,666 shares at the end of each quarter over the following two years.

Ms. Henderson, age 44, served as the Chief Business and Financial Officer, Senior Vice President of VirtualScopics, Inc., a public company provider of imaging solutions to the pharmaceutical, biotechnology, and medical device industries, from May 2008 to August 2013, and as that company’s Chief Financial Officer from May 2003 to May 2008. From 2013 to 2015, Ms. Henderson relocated her family to Europe, during which time Ms. Henderson’s advised start-up companies in Switzerland. Earlier in her career, Ms. Henderson served as the Corporate Controller of Ultralife, Inc., a publicly-held provider of high performance lithium battery solutions. Prior to Ultralife, Ms. Henderson was a Manager in the audit division of PricewaterhouseCoopers LLP. Ms. Henderson received her M.B.A. and B.S. degrees from the State University of New York at Buffalo.

The Company and Michael Handelman have agreed that, as part of his separation arrangements with the Company, 25,000 of his currently unvested shares of restricted stock will vest on June 30, 2015, and unvested options to purchase 18,750 shares will vest on June 30, 2015. In addition, the Company has agreed to pay Mr. Handelman one month’s salary as a severance payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: June 8, 2015	By:	/s/ Elma Hawkins
Elma Hawkins, President and Chief Executive Officer